Exhibit 99.1

Allurion Reports Second Quarter 2025 Financial Results and Provides Business Update

NATICK, Mass. – August 13, 2025 – Allurion Technologies, Inc. (NYSE: ALUR), a pioneer in metabolically healthy weight loss, today announced its financial results for the second quarter and provided a business update.

Recent Company Highlights and Outlook

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Announced new strategic direction focused on low-dose GLP-1 combination therapy, muscle mass maintenance, and U.S. market entry
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Signed term sheet with strategic partner to enhance manufacturing and distribution capabilities and R&D pipeline, including the potential joint development of a novel, GLP-1 drug-eluting balloon
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Submitted protocol for prospective, multi-center trial on combination therapy with low-dose GLP-1s and the Allurion Program to achieve weight loss while maintaining muscle mass and increasing GLP-1 adherence to IRBs for approval
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Commenced transition to distribution partners with access to physician networks prescribing GLP-1 therapy and equipped to deliver metabolically healthy weight loss
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Pre-Market Authorization (“PMA”) application for the Allurion Balloon successfully accepted by the U.S. Food and Drug Administration (“FDA”) for evaluation
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Second quarter revenue of $3.4 million, in line with pre-announcement on August 5, 2025, reflecting reduced sales in distributor markets undergoing partner transitions, partially offset by growth in direct markets driven in part by GLP-1 combination therapy
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Operating expenses declined by 48% year-over-year with improvement in operating loss of 26%

“We believe the Allurion Program is the only solution for obesity management that has consistently demonstrated significant and immediate weight loss while maintaining or increasing muscle mass,” said Dr. Shantanu Gaur, Founder and CEO of Allurion. “In combination with low-dose GLP-1s, we believe the clinical benefit increases even more given the higher adherence levels for GLP-1s, and we are confident that, by pivoting to this approach, we will capitalize on the success of GLP-1s and set Allurion up for long-term success.

“We believe it has become clear that GLP-1s alone are not the answer due to side effects, poor adherence, and loss of muscle mass,” said Dr. Gaur. “We are taking a new direction at Allurion by focusing on next-generation R&D with a strategic partner that has deep experience developing and manufacturing drug-eluting devices and has a global footprint in bariatrics, advancing our prospective clinical trial on low-dose GLP-1 combination therapy, and transitioning to distributors who have access to physician networks that can offer comprehensive obesity care. We believe this pivot will establish a new standard of care in obesity, where patients can achieve meaningful weight loss while preserving muscle mass and serve as a model for US market entry.

“In the second quarter, we observed traction in our direct markets, especially in clinics that are embracing low-dose GLP-1 combination therapy with a focus on weight loss while maintaining muscle mass,” said Dr. Gaur. “We also began transitioning away from distributors who had not cultivated strong relationships with clinics that embrace GLP-1 combination therapy. In the second half of 2025, we expect to continue these transitions and re-allocate resources to clinics seeing strong results with GLP-1 combination therapy. While we expect this pivot to continue to be disruptive in the short-term, we believe it will lead to long-term growth and refinement of a strategy that we could utilize out of the gate in the U.S. market.”

Second Quarter Financial Results

Total revenue for the quarter ended June 30, 2025 was $3.4 million, compared to $11.8 million for the same period in 2024. The year-over-year decrease in revenue was primarily due to the distributor transitions initiated in the second quarter of 2025, lower investments in sales and marketing, as well as the temporary suspension of sales in France.

Gross profit for quarter ended June 30, 2025 was $2.5 million, or 74% of revenue, compared to $9.0 million, or 76% of revenue, for the same period in 2024. The decrease in gross profit was driven by a decrease in sales.

Sales and marketing expenses for the quarter ended June 30, 2025 were $2.4 million, compared to $6.7 million for the same period in 2024. The reduction in expense was primarily driven by increased operating efficiency and the restructuring initiatives implemented during the fourth quarter of 2024, which re-focused spend on more efficient channels.

Research and development expenses for quarter ended June 30, 2025 were $1.8 million, compared to $4.3 million for the same period in 2024. The reduction was primarily driven by reduced costs related to the AUDACITY trial and restructuring initiatives implemented during the fourth quarter of 2024.

General and administrative expenses for the quarter ended June 30, 2025 were $5.2 million, compared to $7.3 million for the same period in 2024. The reduction year over year was primarily driven by the restructuring initiatives implemented during the fourth quarter of 2024.

Loss from operations for the quarter ended June 30, 2025 was $7.0 million compared to $9.3 million for the same period in 2024. The reduction was driven by restructuring initiatives implemented during the fourth quarter of 2024 leading to a reduction in operating expenses.

As of June 30, 2025, we had cash and cash equivalents of $12.7 million.

Given the new strategic direction being taken, the Company is re-evaluating guidance for 2025.

In July, the Company began implementing a plan designed to align the Company’s operating expenses with the new strategic direction and anticipates recording charges related to the plan of approximately $1.5 million in the third quarter of 2025.

“With renewed focus on our R&D and clinical pipelines, high-performing accounts embracing combination therapy, and new strategic distribution partners, we are looking to position Allurion for long-term success in a highly dynamic obesity market with a potential US launch on the horizon,” said Dr. Gaur.

In connection with preparation of the Company’s unaudited quarterly financial statements for the quarter ended June 30, 2025, a potential miscalculation of Other Comprehensive Income (Loss) and Other Income (Expense), which are non-cash items, was recently identified, related to the fair value of the Revenue Interest Financing Agreement (RIFA) and convertible notes. The Company is evaluating the calculation of such amounts for prior periods and believes that it is likely that such calculations will result in a restatement of its financial statements for such periods. The Company does not expect, however, that the calculation of such amounts will have any impact on revenue, gross margin, operating expenses, or cash.

Conference Call and Webcast Details

Company management will host a conference call to discuss financial results and provide a business update on August 13, 2025 at 8:30 AM ET.

To access the conference call by telephone, please dial (888) 330-3417 (domestic) or +1 (646) 960-0804 (international) and use Conference ID 1905455. To listen to the conference call via live audio webcast, please visit the Events section of Allurion’s Investor Relations website at Allurion - Events & Presentations.

About Allurion
Allurion is a pioneer in metabolically healthy weight loss. The Allurion Program is a weight-loss platform that combines the Allurion Gastric Balloon, the world’s first and only swallowable, ProcedurelessTM gastric balloon for weight loss, the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers and Allurion Insights for healthcare providers featuring the Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor, and manage weight-loss therapy for patients regardless of their treatment plan. The Allurion Gastric Balloon is an investigational device in the United States.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Forward-Looking Statements

This press release contains forward-looking statements that reflect Allurion’s beliefs and assumptions based on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terms, although not all forward-looking statements contain these words. Although Allurion believes it has a reasonable basis for each forward-looking statement contained in this release, these statements involve risks and uncertainties that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

Forward-looking statements in this press release include, but are not limited to, statements regarding: the Company’s financial outlook for 2025, including the anticipated impact of the restructuring plan on the Company’s operating expenses and its ability to achieve profitability; the potential restatement of the Company’s financial statements and the impact of any corrections thereto on the Company’s results of operations; establishing a new standard for weight loss; combination with other treatments; choosing appropriate strategic, distribution, or other partners; pioneering in healthy weight loss and maintenance of muscle mass; the uniqueness of Allurion’s product and service offerings, including the Allurion Program; the status of the FDA’s review of the Company’s PMA application for the Allurion Balloon; expectations regarding entry into the U.S. market; and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to management.

Allurion cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the ability of Allurion to obtain and maintain regulatory approval for, and successfully commercialize, the Allurion Program, including the Allurion Balloon; the timing of, and results from, Allurion’s clinical studies and trials, including with respect to the combination of GLP-1s with the Allurion Balloon; the evolution of the markets in which Allurion competes, including the impact of GLP-1 drugs; the ability of Allurion to maintain its listing on the New York Stock Exchange; a changing regulatory landscape in the highly competitive industry in which Allurion competes; the impact of the imposition of current and potential tariffs and trade negotiations, and those factors discussed under the heading “Risk Factors” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 27, 2025, and updated from time to time by its other filings with the SEC, and its Quarterly Report on Form 10-Q filed with the SEC on May 15, 2025. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Allurion undertakes no obligation to update any forward-looking statements to reflect any new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events, other than as required by applicable law.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$3,379	$11,766	$8,959	$21,152
Cost of revenue	882	2,773	2,301	5,293
Gross profit	2,497	8,993	6,658	15,859
Operating expenses:
Sales and marketing	2,412	6,718	6,033	12,863
Research and development	1,800	4,310	4,424	10,035
General and administrative	5,237	7,311	10,435	13,697
Total operating expenses:	9,449	18,339	20,892	36,595
Loss from operations	(6,952)	(9,346)	(14,234)	(20,736)

Media Contact
Allurion Press Office
Woodrow Communications
allurion@woodrowcommunications.com

Investor Contact
investors@allurion.com